                                                                                                                Exhibit 12

                                             Irvine Apartment Communities, Inc.
                               Computation of Consolidated Ratio of Earnings to Fixed Charges
                                               (in thousands, except ratios)

                                                           Quarter Ended
                                                             March 31,                        Year Ended December 31,
                                                       ------------------- -----------------------------------------------------
                                                          1997      1996      1996       1995       1994       1993       1992
-----------------------------------------------------  --------- --------- ---------  ---------  ---------  ---------  ---------
Earnings
Earnings (Loss) Before Extraordinary Item and
  Minority/Predecessor Interest in Income (Loss).....   $ 13,519   $  8,688  $ 41,192   $ 25,056   $ 12,279   $   (387)  $ (1,600)
Add back:
Interest Expense.....................................      6,861      7,302    29,506     25,894     26,827     50,248     49,154
Amortization of Deferred Financing Costs.............        649        662     2,627      8,510     15,942      3,012      1,474
Portion of Rent Expense Deemed to Represent Interest.         40         29       115         89         68
                                                         -------    -------   -------    -------    -------    -------    -------
Earnings Available for Fixed Charges.................     21,069     16,681    73,440     59,549     55,116     52,873     49,028
                                                         -------    -------   -------    -------    -------    -------    -------
Fixed Charges
Interest Expense.....................................      6,861      7,302    29,506     25,894     26,827     50,248     49,154
Amortization of Deferred Financing Costs.............        649        662     2,627      8,510     15,942      3,012      1,474
Capitalized Interest.................................      1,098        965     3,151      6,779      1,261        233        640
Portion of Rent Expense Deemed to Represent Interest.         40         29       115         89         68
                                                         -------    -------   -------    -------    -------    -------    -------
Fixed Charges........................................   $  8,648   $  8,958  $ 35,399   $ 41,272   $ 44,098   $ 53,493   $ 51,268
                                                         -------    -------   -------    -------    -------    -------    -------
Ratio of Earnings to Fixed Charges...................       2.44x      1.86x     2.07x      1.44x      1.25x      0.99x      0.96x
Excess of Fixed Charges Over Earnings................                                                         $   (620)  $ (2,240)

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For the purpose of calculating the consolidated ratio of earnings to fixed charges, earnings consist of earnings before income taxes, extraordinary items, minority/predecessor interest in income (loss), and fixed charges.
Fixed charges consist of interest expense, capitalized interest, amortization of deferred financing costs and that portion of rental expense representative of the interest factor in leases.
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